Exhibit 99.1

EverQuote Announces Cost Reduction Plan and Appointment of Joseph Sanborn as Chief Financial Officer

Company Initiates Plan to Further Reduce Costs and Drive Towards Profitability

CAMBRIDGE, Mass., June 16, 2023 (GLOBE NEWSWIRE) — EverQuote, Inc. (Nasdaq: EVER), a leading online insurance marketplace, today announced plans to implement a structural reduction of over 15% in its non-marketing operating expenses (excluding non-cash items).

“We remain committed to managing expenses throughout our operations. We expect this efficient cost structure will position EverQuote for growth and profitability when the auto insurance carriers return to their normal pattern of acquiring consumers through digital channels,” said Jayme Mendal, CEO of EverQuote.

The Company also announced that Joseph Sanborn, who previously served as EverQuote’s Chief Strategy Officer, has been named Chief Financial Officer, effective today. John Wagner, Chief Financial Officer, is leaving EverQuote to pursue other opportunities, but will stay with the Company through the filing of its second quarter financial results in order to ensure a smooth transition.

“Joseph possesses a deep understanding of our business and brings extensive strategic finance, capital markets and operational expertise to lead EverQuote’s finance team.” said Mr. Mendal. “As we look to the next phase of our evolution, I am confident that Joseph is the right person for the role and will transition seamlessly.”

Mr. Sanborn joined EverQuote in September 2019 as Senior Vice President of Corporate Development and Strategy and has led strategic finance and planning, corporate development and investor relations functions. Prior to EverQuote, Mr. Sanborn had a 20-plus year investment banking career where he worked with founders, CEOs, and boards to drive growth and create shareholder value across multiple stages of public and private technology companies. After beginning his finance career at J.P. Morgan, Mr. Sanborn went on to build and lead strategic advisory practices at multiple national and boutique firms. He earned his Masters of Public Policy from Harvard University, and his Bachelor of Science in Business Administration with a concentration in accounting from Georgetown University.

“I want to express my sincere gratitude to John for his significant contributions to EverQuote over the last decade. John played a critical role in preparing our company to go public, and we achieved a number of significant milestones together post-IPO,” said Mr. Mendal. “Importantly, John developed an outstanding finance team that will continue to support us through our next phase.”

Also announced today, Jon Ayotte, Senior Vice President of Accounting and Reporting, has been promoted to Chief Accounting Officer. He will report to Mr. Sanborn and oversee the Company’s accounting and internal control functions. Prior to joining EverQuote in 2020, Mr. Ayotte worked in various accounting and auditing roles at Ernst & Young from 2006 to 2020. Mr. Ayotte holds a Bachelor of Science in Accounting from Quinnipiac University and is a Certified Public Accountant in Massachusetts.

Safe Harbor Statement

Any statements in this press release about future expectations, plans and prospects for EverQuote, Inc. (“EverQuote” or the “Company”), including statements about future results of operations or the future financial position of the Company, including financial targets, business strategy, plans and objectives for future operations and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” “continues,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: (1) the Company’s ability to attract and retain consumers and insurance providers using the Company’s marketplace; (2) the Company’s ability to maintain or increase the amount providers spend per quote request; (3) the effectiveness of the Company’s growth strategies and its ability to effectively manage growth; (4) the Company’s ability to maintain and build its brand; (5) the Company’s reliance on its third-party service providers; (6) the Company’s ability to develop new and enhanced products and services to attract and retain consumers and insurance providers, and the Company’s ability to successfully monetize them; (7) the impact of competition in the Company’s industry and innovation by the Company’s competitors; (8) the expected recovery of the auto insurance industry; (9) developments regarding the insurance industry and the transition to online marketing; (10) the possible impacts of inflation; and (11) other factors discussed in the “Risk Factors” sections of the Company’s most recent Annual Report on Form 10-K and the Company’s most recent Quarterly Report on Form 10-Q, each of which is on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

About EverQuote

EverQuote operates a leading online insurance marketplace, connecting consumers with insurance providers. The Company’s mission is to empower insurance shoppers to better protect life’s most important assets—their family, health, property, and future. Our vision is to become the largest online source of insurance policies by using data, technology, and knowledgeable advisors to make insurance simpler, more affordable and personalized, ultimately reducing cost and risk.

For more information, visit everquote.com and follow on Twitter @everquotelife, Instagram @everquotepics, and LinkedIn https://www.linkedin.com/company/everquote/.

Investor Relations Contact

Brinlea Johnson

The Blueshirt Group

415-489-2193